Exhibit 99.1

PANDORA REPORTS Q3 2015 FINANCIAL RESULTS

•	Total RPMs reached a record $60.52, growing 26% year-over-year; Ad RPMs were up 28% year over year to a record $56.84

•	Q3 2015 total revenue was $311.6 million, growing 30% year-over-year

•	Q3 2015 advertising revenue was $254.7 million, growing 31% year-over-year

•	Q3 2015 total mobile revenue was $255.2 million, growing 36% year-over-year

•	Q3 2015 local advertising revenue was $63.5 million, growing 52% year-over-year

OAKLAND, Calif. - October 22, 2015 - Pandora (NYSE: P), the world’s most powerful music discovery platform, today announced financial results for the third quarter ended September 30, 2015.

“Pandora exited Q3 with strong financial results. In a quarter where a large new entrant came into the music streaming landscape and over a hundred million dollars in combined marketing was spent across the sector to drive awareness of a multitude of offerings, Pandora more than held its own for users and hours growth,” said Pandora CEO Brian McAndrews. “We aggressively invested to deliver long-term growth and cement Pandora’s leadership in music. Our acquisition of Ticketfly will be truly transformative, extending our long-standing strength in music discovery to the large and fast-growing world of live events. Additionally, with our pre-1972 settlement, we are continuing to strengthen our relationships across the music landscape by resolving an historic source of tension. This progress points to a greater opportunity to work collaboratively toward a bright future for music in a digital era, those who make it, and the fans who love it.”

Third Quarter 2015 Financial Results

Revenue: For the third quarter of 2015, total revenue was $311.6 million, a 30% year-over-year increase. Advertising revenue was $254.7 million, a 31% year-over-year increase. Subscription and other revenue was $56.9 million, a 26% year-over-year increase.

Adjusted EBITDA: For the third quarter of 2015, adjusted EBITDA was $30.6 million, a 27% year-over-year improvement. Adjusted EBITDA excludes expense from cost of revenue - content acquisition costs due to one-time cumulative charges, inclusive of the effect on the current quarter, of $57.9 million for the pre-1972 sound recordings settlement and $23.9 million as a result of management’s decision to forgo the application of the Radio Music Licensing Committee (“RMLC”) publisher royalty rate from June 2013 to September 2015. Adjusted EBITDA also excludes $28.8 million in expense from stock-based compensation, $5.8 million of depreciation and amortization expense, approximately $36,000 of other expense and approximately $32,000 of provision for income taxes.

Cash and Investments: For the third quarter of 2015, the Company ended with $442.6 million in cash and investments, compared to $461.5 million at the end of the prior quarter. Cash provided by operating activities was $11.9 million for the third quarter of 2015, compared to $5.2 million in the same period of the prior year.

Other Business Metrics

Listener Hours: Total listener hours grew 3% to 5.14 billion for the third quarter of 2015, compared to 4.99 billion for the same period of the prior year.

Active Listeners: Active listeners were 78.1 million at the end of the third quarter of 2015, compared to 76.5 million for the same period of the prior year.

Guidance

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Based on information available as of October 22, 2015, the Company is providing the following financial guidance:

Fourth Quarter 2015 Guidance: Revenue is expected to be in the range of $325 million to $330 million. Adjusted EBITDA is expected to be in the range of $25 million to $30 million. Adjusted EBITDA excludes forecasted stock-based compensation expense of approximately $32 million and forecasted depreciation and amortization expense of approximately $6 million and assumes minimal provision for income taxes given our net loss position. Diluted shares outstanding for the fourth quarter 2015 are expected to be approximately 224 million.

Full Year 2015 Guidance: Revenue is expected to be in the range of $1.153 billion to $1.158 billion. Adjusted EBITDA is expected to be in the range of $51 million to $56 million. Adjusted EBITDA excludes forecasted stock-based compensation expense of approximately $111 million and forecasted depreciation and amortization expense of approximately $22 million and assumes minimal provision for income taxes given our net loss position. Diluted shares outstanding for the full year 2015 are expected to be approximately 221 million.

The above guidance does not include Ticketfly’s financial results for the fourth quarter 2015 or full year 2015. In addition, the above share amounts do not include the approximately 11.6 million shares of Pandora common stock that will be issued upon the closing of the Ticketfly transaction.

Starting in 2015, the Company is adjusting non-GAAP net income by considering the income tax effects of its non-GAAP adjustments. Prior to 2015, the Company’s non-GAAP effective tax rate was minimal. The Company expects that its non-GAAP effective tax rate will be minimal in periods that result in a non-GAAP net loss. The Company is currently forecasting a non-GAAP effective tax rate of approximately 35% to 40% for the full year 2015. The Company does not expect to pay significant cash income taxes for the foreseeable future due to its net operating loss position.

Third Quarter 2015 Financial Results Conference Call: Pandora will host a conference call today at 2 p.m. PT/5 p.m. ET to discuss third quarter 2015 financial results with the investment community. A live webcast of the event will be available on the Pandora Investor Relations website at http://investor.pandora.com. A live domestic dial‐in is available at (877) 355‐0067 or internationally at (443) 853‐1239. A domestic replay will be available at (855) 859‐2056 or internationally at (404) 537‐3406, using passcode 52064866, and available via webcast until November 12, 2015.

ABOUT PANDORA
Pandora (NYSE: P) is the world’s most powerful music discovery platform - a place where artists find their fans and listeners find music they love. We are driven by a single purpose: unleashing the infinite power of music by connecting artists and fans, whether through earbuds, car speakers, live on stage or anywhere fans want to experience it. Our team of highly trained musicologists analyze hundreds of attributes for each recording which powers our proprietary Music Genome Project®, delivering billions of hours of personalized music tailored to the tastes of each music listener, full of discovery, making artist/fan connections at unprecedented scale. Founded by musicians, Pandora empowers artists with valuable data and tools to help grow their careers and connect with their fans.
www.pandora.com | Pandora Blog | Pandora LinkedIn | @PandoraPulse

"Safe harbor" Statement:
This press release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding expected revenue and adjusted EBITDA. These forward-looking statements are based on Pandora's current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our operation in an emerging market and our relatively new and evolving business model; our ability to estimate revenue reserves; our ability to increase our listener base and listener hours; our ability to attract and retain advertisers; our ability to generate additional revenue on a cost-effective basis; competitive factors; our ability to continue operating under existing laws and licensing regimes; our ability to establish and maintain relationships with makers of mobile devices, consumer electronic products and automobiles; our ability to manage our growth and geographic expansion; our ability to continue to innovate and keep pace with changes in technology and our competitors; our ability to expand our operations to delivery of non-music content; our ability to protect our intellectual property; risks related to service interruptions or security breaches; and general economic conditions worldwide. Further information on these factors and other risks that

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may affect the business are included in filings with the Securities and Exchange Commission (SEC) from time to time, including our Annual Report on Form 10-K for the current period, particularly under the heading "Risk Factors."

The financial information contained in this press release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q, each as they may be amended from time to time. The Company's results of operations for the current period are not necessarily indicative of the Company's operating results for any future periods.

These documents are available online from the SEC or on the SEC Filings section of the Investor Relations section of our website at investor.pandora.com. Information on our website is not part of this release. All forward-looking statements in this press release are based on information currently available to the Company, which assumes no obligation to update these forward-looking statements in light of new information or future events.

Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses the following non-GAAP measures of financial performance: non-GAAP total revenue, non-GAAP subscription revenue, non-GAAP gross profit, non-GAAP net income (loss), non-GAAP basic EPS, non-GAAP diluted EPS and adjusted EBITDA. The presentation of this additional financial information is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. These non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. In addition, these non-GAAP financial measures may be different from the non-GAAP financial measures used by other companies. These non-GAAP measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Management compensates for these limitations by reconciling these non-GAAP financial measures to the most comparable GAAP financial measures within our earnings releases.

Non-GAAP total revenue, non-GAAP subscription revenue, non-GAAP gross profit, non-GAAP net income (loss), non-GAAP basic EPS and non-GAAP diluted EPS differ from GAAP in that they exclude revenue effects from the subscription return reserve, stock-based compensation expense, intangible amortization expense and one-time cumulative charges to cost of revenue - content acquisition costs that are not directly reflective of our core business or operating results for the present period. Starting in the first quarter 2015, the income tax effects of these non-GAAP adjustments have been reflected in non-GAAP net income (loss), non-GAAP basic EPS and non-GAAP diluted EPS.

Cost of Revenue - Content Acquisition Costs Charges: Cost of revenue - content acquisition costs included two one-time cumulative charges in the third quarter of 2015. The first charge related to the settlement of an outstanding lawsuit related to sound recordings recorded prior to February 15, 1972. On April 17, 2014, UMG Recordings, Inc., Sony Music Entertainment, Capitol Records, LLC, Warner Music Group Corp. and ABKCO Music and Records, Inc. filed suit against Pandora Media Inc. in the Supreme Court of the State of New York. The complaint claimed common law copyright infringement and unfair competition arising from allegations that Pandora owed royalties for the public performance of sound recordings recorded prior to February 15, 1972. In October 2015, as part of our strategy to strengthen our partnership with the music industry, the parties reached an agreement whereby we agreed to pay the plaintiffs a total of $90 million in exchange for the dismissal of the lawsuit, a release of all claims and a covenant not to sue for our use of pre-1972 sound recordings extending to December 31, 2016. The first payment of $60 million is due in October 2015, with four installments of $7.5 million due throughout 2016.

Pursuant to this settlement, which covers approximately 90% of total pre-1972 spins on our service, we recorded $57.9 million to cost of revenue - content acquisition costs in the third quarter of 2015 related to pre-1972 spins played through September 30, 2015. The remaining $32.1 million will be recorded in cost of revenue - content acquisition costs over the future service period of October 1, 2015 through December 31, 2016 based on expected pre-1972 spin activity.

The second charge related to management’s decision to forgo the application of the RMLC publisher royalty rate from June 2013 to September 2015. In June 2013, we entered into an agreement to purchase the assets of KXMZ-FM and in June 2015 the Federal Communications Commission ("FCC") approved the transfer of the FCC licenses and the acquisition was completed. The agreement to purchase the assets of KXMZ allowed us to qualify for the RMLC royalty

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rate of 1.7% of revenue for a license to the ASCAP and BMI repertoires, before certain deductions. As a result, we recorded cost of revenue - content acquisition costs at the RMLC royalty rate starting in June 2013, rather than the rates that were set in district court proceedings in March 2014 for ASCAP and in May 2015 for BMI. In the third quarter of 2015, despite confidence in our legal position that we were entitled to the RMLC royalty rate starting in June 2013, and as part of our strategy to strengthen our partnership with the music industry, management decided to forgo the application of the RMLC royalty rate from June 2013 through September 2015. As a result, we recorded a one-time cumulative charge to increase cost of revenue - content acquisition costs of $23.9 million in the third quarter of 2015 related to spins played from June 2013 through September 30, 2015. We intend to record cost of revenue - content acquisition costs for the performing rights organizations at the rates established by the rate courts for the foreseeable future.

For the third quarter of 2015, management considered its operating results without these two one-time cumulative charges to cost of revenue - content acquisition costs when evaluating its ongoing non-GAAP and adjusted EBITDA performance because these charges reflect aggregate charges to royalty rates across several prior years of activity, and are not directly reflective of our business or operating results for the present period. Expenses related to these two items will not be excluded from adjusted EBITDA in future periods as these relate to the ongoing performance of our business.

Subscription Return Reserve: consisted of revenue that was deferred on a GAAP basis because the Company had limited operating history with certain mobile subscription refund rights prior to the first quarter of 2014. The Company was required to defer all revenue until the refund rights lapsed or until it developed sufficient operating history to estimate a reserve. In periods prior to the first quarter of 2014, the subscription return reserve was excluded from the subscription and other revenue line of our GAAP presentation and included in this line of our non-GAAP presentation. In the first quarter of 2014, the Company established sufficient operating history to estimate a reserve for these mobile subscription refund rights. As such, the GAAP revenue results for the first quarter of 2014 included a one-time reversal of substantially all of the deferred revenue related to the subscription return reserve in the amount of $14.2 million. This reversal was excluded from our non-GAAP revenue in the first quarter of 2014.

Stock-based Compensation Expense: consists of expenses for stock options and other awards under our equity incentive plans. Stock-based compensation is included in the following cost and expense line items of our GAAP presentation: cost of revenue - other, product development, sales and marketing and general and administrative.

Although stock-based compensation is an expense for the Company and is viewed as a form of compensation, management excludes stock-based compensation from our non-GAAP measures for purposes of evaluating our continuing operating performance primarily because it is a non-cash expense not believed by management to be reflective of our core business, ongoing operating results or future outlook. In addition, the value of stock-based instruments is determined using formulas that incorporate variables, such as market volatility, that are beyond our control.

Income Tax Effects of Non-GAAP Adjustments: Starting in 2015, the Company is adjusting non-GAAP net income by considering the income tax effects of its non-GAAP adjustments. Prior to 2015, the Company’s non-GAAP effective tax rate was minimal. The Company expects that its non-GAAP effective tax rate will be minimal in periods that result in a non-GAAP net loss. The Company is currently forecasting a non-GAAP effective tax rate of approximately 35% to 40% for the full year 2015. The Company does not expect to pay significant cash income taxes for the foreseeable future due to its net operating loss position.

Adjusted EBITDA

Adjusted EBITDA excludes revenue effects from the subscription return reserve, stock-based compensation expense, provision for income taxes, depreciation and intangible amortization expense, other income (expense) and one-time cumulative charges to cost of revenue - content acquisition costs that are not directly reflective of our core business or operating results for the present period.

Provision for income taxes: consists of expense recognized related to U.S. and foreign income taxes. The Company considers its adjusted EBITDA results without these charges when evaluating its ongoing performance because it is not believed by management to be reflective of our core business, ongoing operating results or future outlook.

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Depreciation and Intangible Amortization Expense: consists of non-cash charges that can be affected by the timing and magnitude of business combinations and asset purchases. Depreciation is included in the following cost and expense line items of our GAAP presentation: cost of revenue - other, product development, sales and marketing and general and administrative. Amortization for currently owned intangible assets is included in the general and administrative expense line of our GAAP presentation. Management considers its operating results without intangible amortization expense when evaluating its ongoing non-GAAP performance and without depreciation and intangible amortization expense when evaluating its ongoing adjusted EBITDA performance because these charges are non-cash expenses that can be affected by the timing and magnitude of business combinations and asset purchases and may not be reflective of our core business, ongoing operating results or future outlook.

Management believes these non-GAAP financial measures serve as useful metrics for our management and investors because they enable a better understanding of the long-term performance of our core business and facilitate comparisons of our operating results over multiple periods and to those of peer companies, and, when taken together with the corresponding GAAP financial measures and our reconciliations, enhance investors' overall understanding of our current financial performance.

In the financial tables below, the Company provides a reconciliation of the most comparable GAAP financial measure to the historical non-GAAP financial measures used in this earnings release.

The Company also provides estimates of disaggregated ad RPMs, subscription RPMs, total RPMs and related LPMs for our computer platform as well as our mobile and other connected devices platforms, which are calculated by dividing the estimated revenue and costs generated through the respective platforms by the number of thousands of listener hours of our services delivered through such platforms. While the Company believes that such disaggregated data provides directional insight for evaluating our efforts to monetize our service, such disaggregated data is not validated to the level of financial statement reporting. Such data should be seen as indicative only and as management's best estimate.

###
Contacts:

Dominic Paschel
Corporate Finance & Investor Relations
investor@pandora.com
(510) 842-6960

Will Valentine
Pandora Corporate Communications
press@pandora.com
(510) 842-6996

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Pandora Media, Inc.
Condensed Consolidated  Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2015	2014	2015

Revenue
Advertising	$194,293	$254,656	$512,251	$664,316
Subscription and other	45,300	56,906	140,551	163,570
Total revenue	239,593	311,562	652,802	827,886

Cost of revenue
Cost of revenue - Content acquisition costs	111,315	211,272	331,051	467,429
Cost of revenue - Other (1)	15,453	21,414	44,421	57,690
Total cost of revenue	126,768	232,686	375,472	525,119
Gross profit	112,825	78,876	277,330	302,767

Operating expenses
Product development (1)	13,381	21,849	38,288	56,466
Sales and marketing (1)	72,320	107,286	200,416	285,595
General and administrative (1)	29,143	35,603	81,369	111,169
Total operating expenses	114,844	164,738	320,073	453,230
Loss from operations	(2,019)	(85,862)	(42,743)	(150,463)

Other income (expense), net	44	(36)	236	417
Loss before provision for income taxes	(1,975)	(85,898)	(42,507)	(150,046)

Provision for income taxes	(50)	(32)	(177)	(206)
Net loss	$(2,025)	$(85,930)	$(42,684)	$(150,252)

Basic and diluted net loss per share	$(0.01)	$(0.40)	$(0.21)	$(0.71)
Weighted-average basic and diluted shares	206,982	212,760	204,208	211,487

(1) Includes stock-based compensation expense as follows:

	Three months ended September 30,		Nine months ended September 30,
	2014	2015	2014	2015
Cost of revenue - Other	$1,063	$1,427	$2,976	$4,040
Product development	4,402	6,189	12,289	16,148
Sales and marketing	10,442	13,732	28,675	38,403
General and administrative	6,204	7,446	16,176	20,882
Total stock-based compensation expense	$22,111	$28,794	$60,116	$79,473

Pandora Media, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	As of December 31,	As of September 30,
	2014	2015
	(audited)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$175,957	$242,981
Short-term investments	178,631	120,614
Accounts receivable, net	218,437	262,910
Prepaid expenses and other current assets	15,389	17,163
Total current assets	588,414	643,668

Long-term investments	104,243	78,982
Property and equipment, net	42,921	56,424
Goodwill	—	23,052
Intangible assets, net	6,939	9,138
Other long-term assets	6,773	9,479
Total assets	$749,290	$820,743

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$10,825	$20,131
Accrued liabilities	15,754	37,099
Accrued royalties	73,693	163,047
Deferred revenue	14,412	22,682
Accrued compensation	34,476	36,856
Total current liabilities	149,160	279,815

Other long-term liabilities	16,773	18,270
Total liabilities	165,933	298,085

Stockholders’ equity
Common stock	21	21
Additional paid-in capital	781,009	870,511
Accumulated deficit	(196,997)	(347,249)
Accumulated other comprehensive loss	(676)	(625)
Total stockholders’ equity	583,357	522,658
Total liabilities and stockholders’ equity	$749,290	$820,743

Pandora Media, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2015	2014	2015

Operating activities
Net loss	$(2,025)	$(85,930)	$(42,684)	$(150,252)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	4,115	5,829	11,224	15,194
Stock-based compensation	22,111	28,794	60,116	79,473
Amortization of premium on investments, net	726	483	2,106	1,712
Other operating activities	351	666	797	1,610
Changes in operating assets and liabilities
Accounts receivable	(20,600)	(29,673)	(34,142)	(45,796)
Prepaid expenses and other assets	(750)	(4,460)	(4,003)	(6,564)
Accounts payable and accrued liabilities	4,712	20,738	5,807	31,101
Accrued royalties	(729)	81,726	5,416	89,423
Accrued compensation	1,831	(1,564)	12,579	4,333
Deferred revenue	(4,520)	(4,996)	(24,407)	7,689
Reimbursement of cost of leasehold improvements	—	265	3,161	1,014
Net cash provided by (used in) operating activities	5,222	11,878	(4,030)	28,937

Investing activities
Purchases of property and equipment	(7,055)	(9,386)	(23,479)	(27,333)
Purchases of investments	(79,305)	(27,180)	(273,427)	(138,721)
Proceeds from maturities of investments	69,836	47,680	186,667	179,799
Proceeds from sale of investments	—	37,655	—	41,317
Payments related to acquisitions, net of cash acquired	—	(22,828)	—	(23,028)
Net cash provided by (used in) investing activities	(16,524)	25,941	(110,239)	32,034

Financing activities
Proceeds from employee stock purchase plan	1,906	1,814	4,388	5,089
Proceeds from exercise of stock options	2,606	856	15,168	3,718
Tax payments from net share settlements of restricted stock units	(1,986)	(1,388)	(1,986)	(2,295)
Net cash provided by financing activities	2,526	1,282	17,570	6,512

Effect of exchange rate changes on cash and cash equivalents	(188)	(223)	(172)	(459)

Net increase (decrease) in cash and cash equivalents	(8,964)	38,878	(96,871)	67,024
Cash and cash equivalents at beginning of period	157,848	204,103	245,755	175,957
Cash and cash equivalents at end of period	$148,884	$242,981	$148,884	$242,981

Pandora Media, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2015	2014	2015

Revenue
GAAP total revenue	$239,593	$311,562	$652,802	$827,886
Subscription return reserve	—	—	(14,186)	—
Non-GAAP total revenue	$239,593	$311,562	$638,616	$827,886

Gross profit
GAAP gross profit	$112,825	$78,876	$277,330	$302,767
Subscription return reserve	—	—	(14,186)	—
Stock-based compensation: cost of revenue - other	1,063	1,427	2,976	4,040
Pre-1972 sound recordings settlement	—	57,947	—	57,947
RMLC publisher royalty charge	—	23,934	—	23,934
Non-GAAP gross profit	$113,888	$162,184	$266,120	$388,688

Net loss
GAAP net loss	$(2,025)	$(85,930)	$(42,684)	$(150,252)
Subscription return reserve	—	—	(14,186)	—
Amortization of intangibles	182	438	546	804
Stock-based compensation	22,111	28,794	60,116	79,473
Pre-1972 sound recordings settlement	—	57,947	—	57,947
RMLC publisher royalty charge	—	23,934	—	23,934
Income tax effects of non-GAAP adjustments	—	(2,332)	—	(2,332)
Non-GAAP net income (loss)	$20,268	$22,851	$3,792	$9,574

Non-GAAP EPS - basic	$0.10	$0.11	$0.02	$0.05
Non-GAAP EPS - diluted	$0.09	$0.10	$0.02	$0.04

Weighted average basic shares	206,982	212,760	204,208	211,487
Weighted average diluted shares	219,273	222,899	219,385	220,496

Adjusted EBITDA
GAAP net loss	$(2,025)	$(85,930)	$(42,684)	$(150,252)
Subscription return reserve	—	—	(14,186)	—
Depreciation and amortization	4,115	5,829	11,224	15,194
Stock-based compensation	22,111	28,794	60,116	79,473
Other expense (income), net	(44)	36	(236)	(417)
Provision for income taxes	50	32	177	206
Pre-1972 sound recordings settlement	—	57,947	—	57,947
RMLC publisher royalty charge	—	23,934	—	23,934
Adjusted EBITDA	$24,207	$30,642	$14,411	$26,085

Pandora Media, Inc.
Reconciliation of GAAP to Non-GAAP Measures (continued)
(in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2015	2014	2015

Cost of revenue - content acquisition costs
GAAP cost of revenue - content acquisition costs	$111,315	$211,272	$331,051	$467,429
Pre-1972 sound recordings settlement	—	(57,947)	—	(57,947)
RMLC publisher royalty charge	—	(23,934)	—	(23,934)
Non-GAAP cost of revenue - content acquisition costs	$111,315	$129,391	$331,051	$385,548

Pandora Media, Inc.
Monetization: RPM History
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2015	2014	2015

Advertising RPMs
Computer	$64.13	$71.88	$59.64	$67.82
Mobile and other connected devices	40.82	54.31	35.55	45.01
Total	$44.35	$56.84	$39.37	$48.24

Total RPMs
Computer	$63.67	$72.14	$59.59	$68.38
Mobile and other connected devices	44.96	58.44	40.82	49.78
Total	$48.00	$60.52	$44.02	$52.57

Total RPMs based on non-GAAP revenue
Computer	$63.67	$72.14	$59.07	$68.38
Mobile and other connected devices	44.96	58.44	39.78	49.78
Total	$48.00	$60.52	$43.06	$52.57

Pandora Media, Inc.
LPM History
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2015	2014	2015

Advertising LPMs
Computer	$20.59	$45.62	$20.76	$30.21
Mobile and other connected devices	20.33	34.92	20.38	26.23
Total	$20.37	$36.46	$20.44	$26.79

Subscription LPMs
Computer	$33.53	$68.11	$33.54	$46.81
Mobile and other connected devices	36.94	73.12	36.59	50.79
Total	$36.12	$72.10	$35.82	$49.95

Total LPMs
Computer	$22.94	$49.53	$23.09	$33.13
Mobile and other connected devices	22.18	39.55	22.16	29.08
Total	$22.30	$41.06	$22.32	$29.69

Total LPMs based on non-GAAP cost of revenue - content acquisition costs
Computer	$22.94	$25.73	$23.09	$25.28
Mobile and other connected devices	22.18	25.04	22.16	24.35
Total	$22.30	$25.15	$22.32	$24.49